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                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                        FORM 8-K

                                     CURRENT REPORT


        Pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934

            Date of Report (Date of Earliest Event Reported): June 16, 1997



                                TEKNOWLEDGE CORPORATION
                 (Exact Name of registrant as specified in its charter)



         Delaware                        0-14793                  94-2760916
(State or other jurisdiction           Commission             (I.R.S. Employer
     of incorporation)                 File Number           Identification No.)


                   1810 Embarcadero Road, Palo Alto, California 94303
                        (Address of principal executive offices)

                                     (415) 424-0500
                             Registrant's telephone number



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Item 5. Other Events

     On May 15, 1997, Teknowledge Corporation (the "Company") and Trilogy Development Group, Inc. ("Trilogy") agreed to a settlement of all outstanding lawsuits and debts between the companies. On May 19, 1997, in consideration of the settlement agreement, the United States District Court for the Northern District of California vacated its previous summary judgment against the Company. The Settlement Agreement, License Agreement, and Mutual Release (the "Agreement") specifies that Teknowledge immediately grant to Trilogy a non-exclusive, royalty-free license to its United States Patent 4,591,983 in exchange for 2,338,969 shares of Company stock, which the Company valued at $1,000,000, and $400,000 in cash. The Agreement also provided for the transfer of certain proxy rights to the Company and other consideration, including the orderly disposal of Trilogy's remaining stock ownership of approximately 900,000 shares in open market transactions through May 14, 1998.

     The transaction will be recorded as other income, net of legal fees. As a result, the Company will record an additional $1,100,000 or $.04 per common share in income for the second quarter ending June 30, 1997.





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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                                   TEKNOWLEDGE CORPORATION
                                                      (Registrant)

                                                   DATE: June 16, 1997



                                                   /s/ Dennis A. Bugbee
                                                   Dennis A. Bugbee
                                                   Director of Finance,
                                                   Treasurer and Secretary
                                                   (Principal Financial and
                                                   Accounting Officer)